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                                                                EXHIBIT 99.5

QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 2000 -
   "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - PRO FORMA COMPARISONS"

         The following information revises and updates the supplemental pro forma combined financial information of Quest Diagnostics included in the Pro Forma Comparisons section of Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000, filed on August 3, 2000.

         The following table summarizes the Company's unaudited historical results of operations for the three and six months ended June 30, 2000 and 1999 and the Company's unaudited pro forma combined results of operations for the three and six months ended June 30, 1999 (in thousands, except per share data):

                                                THREE MONTHS ENDED JUNE 30,                  SIX MONTHS ENDED JUNE 30,
                                            ------------------------------------     -----------------------------------------
                                                   HISTORICAL          PRO FORMA               HISTORICAL            PRO FORMA
                                            ----------------------     ---------     -------------------------      ----------
                                              2000          1999         1999            2000           1999           1999
                                            --------      --------     ---------     -----------      --------      ----------
NET REVENUES.............................   $877,113      $394,034      $837,533      $1,734,592      $775,875      $1,660,983
                                            --------      --------      --------      ----------      --------      ----------

COST AND EXPENSES:
  Cost of services.......................    520,437       236,071       550,521       1,049,474       473,478       1,087,521
  Selling, general and administrative....    252,846       121,230       255,634         502,681       237,831         480,176
  Interest expense, net..................     30,204         5,008        29,890          59,967        12,367          61,737
  Amortization of intangible assets......     11,954         5,219        11,405          23,894        10,313          22,684
  Provision for special charges..........      2,100            --        15,813           2,100            --          15,813
  Minority share of income...............      5,240         1,471         1,471           5,376         2,601           2,601
  Other, net.............................     (1,881)          528           126          (2,309)          700          (9,522)
                                            --------      --------      --------      ----------      --------      ----------
    Total................................    818,900       369,527       864,860       1,641,183       737,290       1,661,010
                                            --------      --------      --------      ----------      --------      ----------
INCOME (LOSS) BEFORE TAXES...............     58,213        24,507       (27,327)         93,409        38,585             (27)
INCOME TAX EXPENSE (BENEFIT).............     28,045        11,420        (8,157)         45,432        18,065           4,972
                                            --------      --------      --------      ----------      --------      ----------
NET INCOME (LOSS)........................   $ 30,168      $ 13,087      $(19,170)     $   47,977      $ 20,520      $   (4,999)
                                            ========      ========      ========      ==========      ========      ==========
BASIC NET INCOME (LOSS) PER
  COMMON SHARE...........................   $   0.68      $   0.44      $  (0.44)     $     1.08      $   0.69      $    (0.12)

DILUTED NET INCOME (LOSS) PER
  COMMON SHARE...........................   $   0.64      $   0.43      $  (0.44)     $     1.03      $   0.67      $    (0.12)

CASH EARNINGS BEFORE SPECIAL ITEMS
  PER DILUTED COMMON SHARE...............   $   0.90      $   0.57      $   0.02      $     1.53      $   0.95      $     0.44

WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING -- BASIC...................     44,577        29,920        43,248          44,354        29,819          43,146

WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING -- DILUTED.................     46,981        30,729        43,933          46,299        30,505          43,720

ADJUSTED EBITDA..........................   $127,844      $ 46,178      $ 85,016      $  227,370      $ 84,097      $  165,683

PRO FORMA COMPARISONS

         The pro forma combined financial information for the three and six months ended June 30, 1999 assumes that the SBCL acquisition and borrowings under the Credit Agreement were effected on January 1, 1999. The SBCL acquisition agreements included a provision for a reduction in the purchase price paid by Quest Diagnostics in the event that the combined balance sheet of SBCL indicated that the net assets acquired, as of the acquisition date, were below a prescribed level. On October 11, 2000, the purchase price adjustment was finalized with the result that SmithKline Beecham owed Quest Diagnostics $98.6 million. This amount was offset by $3.6 million separately owed by Quest Diagnostics to SmithKline Beecham, resulting in a net payment by SmithKline Beecham of $95.0 million. This payment from SmithKline Beecham will be recorded in the historical financial statements of the Company in the fourth quarter of 2000 as a reduction in the purchase price of the SBCL acquisition.

         In addition to the purchase price reduction described above, the purchase price allocation relating to the SBCL acquisition was completed in conjunction with the preparation of the Company's quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2000. None of the adjustments, resulting from the purchase price reduction or the completion of the purchase price allocation, will have any impact on the Company's previously reported historical financial statements.

         The accompanying pro forma combined financial information reflects the impact of finalizing the SBCL purchase price adjustment and the revised purchase price allocation relating to the SBCL acquisition.

         The unaudited pro forma combined financial information is presented for illustrative purposes only to assist in analyzing the financial implications of the SBCL acquisition and borrowings under the Credit Agreement. The unaudited pro forma combined financial information may not be indicative of the combined financial results of operations that would have been realized had Quest Diagnostics and SBCL been a single entity during the periods presented. In addition, the unaudited pro forma combined financial information is not necessarily indicative of the future results that the combined company will experience.

         Significant pro forma adjustments reflected in the unaudited pro forma combined financial information include reductions in employee benefit costs and general corporate overhead allocated to the historical results of SBCL by SmithKline Beecham, offset by an increase in net interest expense to reflect the Company's Credit Agreement which was used to finance the SBCL acquisition. Amortization of goodwill, which accounts for a majority of the acquired intangible assets, is calculated on the straight-line basis over forty years. Income taxes have been adjusted for the estimated income tax impact of the pro forma adjustments at the incremental tax rate of 40%. A significant portion of the intangible assets acquired in the SBCL acquisition is not deductible for tax purposes, which has the overall impact of increasing the effective tax rate.

         Weighted average common shares outstanding, for purposes of determining pro forma basic and diluted earnings (loss) per common share and cash earnings per diluted common share, have been adjusted to give effect to the common shares issued to SmithKline Beecham in conjunction with the acquisition of SBCL and shares of common stock granted at the closing of the SBCL acquisition to certain employees.

HISTORICAL THREE AND SIX MONTHS ENDED JUNE 30, 2000 COMPARED WITH
   PRO FORMA THREE AND SIX MONTHS ENDED JUNE 30, 1999

         The following discussion and analysis compares the Company's historical results of operations for the three and six months ended June 30, 2000 to the pro forma combined results of operations for the three and six months ended June 30, 1999, assuming that the SBCL acquisition and borrowings under the Credit Agreement were effected January 1, 1999. All references in this section to the three and six months ended June 30, 2000 refer to the historical results of Quest Diagnostics for such periods. All references in this section to the three and six months ended June 30, 1999 refer to the pro forma combined results of Quest Diagnostics for such periods.

         Net income for the three months ended June 30, 2000 increased to $30.2 million from a net loss of $19.2 million for the prior year period. Net income for the six months ended June 30, 2000 increased to $48.0 million, compared to a net
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loss of $5.0 million for the six months ended June 30, 1999. For the three and six months ended June 30, 2000, special items included the net special charges reflected on the face of the statement of operations and $3.1 million and $4.5 million, respectively, of costs related to the integration of SBCL which were expensed as incurred in 2000. Special items for the three and six months ended June 30, 1999 included the special charges reflected on the face of the pro forma combined statement of operations and a $9.7 million gain recognized by SBCL on the sale of its physician office-based teleprinter assets and network which was recorded in other, net during the first quarter of 1999.

         A special review of the SBCL pre-closing financial statements, called for in the SBCL acquisition agreements, was conducted to assess the recoverability of assets and the adequacy of liabilities existing prior to the closing date of the acquisition. This special review resulted in adjustments, primarily related to the recoverability of SBCL receivables and accrued liabilities during various periods prior to the closing of the SBCL acquisition. In addition, SBCL recorded other income and expense items prior to the closing of the SBCL acquisition. Management believes that the adjustments resulting from the special review and the other income and expense items, both of which have not been reflected on the face of the pro forma combined financial information, are of a non-recurring nature and limit the comparability of results between the periods presented. In the discussions that follow, these matters are collectively referred to as discrete income and expense items.

         Discrete expense items for the three and six months ended June 30, 1999, totaled $35.7 million and $36.2 million, respectively, including bad debt charges of $17.4 million and $16.7 million, respectively, to reflect the reduced recoverability of SBCL receivables, as a result of the special review of the SBCL financial statements; $5.1 million and $7.1 million, respectively, of losses related to a customer contract accounted for as a loss contract beginning in the third quarter of 1999; $7.3 million of costs, recorded in the second quarter of 1999, for which SmithKline Beecham is obligated to indemnify the Company, associated with two incidents, the most significant of which related to an SBCL employee who allegedly reused certain needles when drawing blood from patients; and, $5.6 million and $5.1 million, respectively, of expenses recorded by SBCL prior to the acquisition, primarily to record liabilities necessary to properly present the closing balance sheet of SBCL. Excluding the impact of the discrete expense items, income before special items was $11.7 million and $20.4 million for the three and six months ended June 30, 1999, respectively.

         Results for the three and six months ended June 30, 2000 and 1999 included the effects of testing performed by third parties under our laboratory network management arrangements. As laboratory network manager, the Company included in its consolidated revenues and expenses the cost of testing performed by third parties. This treatment added $14.4 million and $46.8 million to both reported revenues and cost of services for the three and six months ended
June 30, 2000, respectively. For the three and six months ended June 30, 1999, this treatment added $43.1 million and $84.3 million, respectively, to both pro forma revenues and pro forma cost of services. This treatment also serves to increase cost of services as a percentage of net revenues and decrease selling, general and administrative expenses as a percentage of net revenues. During the first quarter of 2000, the Company and Aetna USHealthcare terminated one of the Company's laboratory network management arrangements, and entered into a new non-exclusive contract, effective April 1, 2000, under which the Company will no longer be responsible for the cost of testing performed by third parties.

         NET REVENUES

         Net revenues for the three months ended June 30, 2000 increased by $39.6 million or 4.7% from the prior year level primarily due to improvements in volume of clinical testing and average revenue per requisition of 5% and 6%, respectively. Net revenues for the six months ended June 30, 2000 increased by $73.6 million or 4.4% from the prior year level primarily due to improvements in volume of clinical testing and average revenue per requisition of 5% and 4%, respectively. Revenue growth for the three and six months ended June 30, 2000 was partially offset by accounting for a customer contract as a loss contract beginning in the second half of 1999. In addition, effective April 1, 2000, the cost of testing performed by third parties under the terminated laboratory network management contract with Aetna USHealthcare was no longer included in consolidated revenues and cost of services. Adjusted for these changes, pro forma revenue for the three and six months ended June 30, 2000 increased by 10.5% and 9.2%, respectively, compared to the prior year periods.

         The volume increase in clinical testing was primarily attributable to strong sales to existing and new customers, as a result of improved industry fundamentals as well as our ability to leverage our value proposition of offering expanded patient access, broad testing capabilities and superior quality. While our long-standing pricing discipline continued to yield results, other factors that contributed to the increase in average revenue per requisition included modifications to several managed care contracts to more favorable terms, an increase in higher value testing and a shift to greater fee-for-service reimbursement.

         OPERATING COSTS AND EXPENSES

         The following discussion and analysis regarding operating costs, including cost of services, selling, general and administrative expenses and bad debt expense exclude the effect of testing performed by third parties under our laboratory
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network management arrangements, and the revenues and expenses associated with a customer contract treated as a loss contract, beginning in the third quarter of 1999. As discussed above, losses associated with this contract amounted to $5.4 million and $7.1 million, respectively, for the three and six months ended June 30, 1999. Operating costs and expenses for the three and six months ended June 30, 2000 included $3.1 million and $4.5 million, respectively, of integration related costs which were expensed as incurred in 2000. As discussed above, operating costs and expenses for the three and six months ended June 30, 1999 included $30.3 million and $29.1 million, respectively, of discrete expense items, recorded in SBCL's historical financial statements prior to the closing of the SBCL acquisition. Total operating costs for the three and six months ended June 30, 2000 increased by $17.7 million and $67.0 million, respectively, from the prior year period, principally as a result of the volume increase noted above.

         Cost of services, as a percentage of net revenues, for the three months ended June 30, 2000 decreased to 58.7% from 62.5% for the prior year period. Cost of services for the six months ended June 30, 2000 decreased to 59.4% from 62.3% for the prior year period. For the three and six months ended June 30, 1999, cost of services included $5.7 million and $5.6 million, respectively, of discrete expense items. Excluding the discrete expense items, cost of services, as a percentage of net revenues, for the three and six months ended June 30, 1999 was 61.7% and 61.9%, respectively. Excluding the impact of the discrete expense items, the decreases in cost of services, as a percentage of net revenues, were primarily due to an increase in average revenue per requisition and to a lesser extent, the impact of the SBCL integration to date on our cost structure. These decreases in cost of services were partially offset by an increase in employee compensation costs.

         For the three and six months ended June 30, 1999, selling, general and administrative expenses were 32.8% and 31.2%, respectively, of net revenues. Excluding the impact of the discrete expense items of $24.5 million and $23.5 million, respectively, selling, general and administrative expenses, as a percentage of net revenues, for the three and six months ended June 30, 1999 were 29.7% and 29.6%, respectively. For the three and six months ended June 30, 2000, selling general and administrative expenses, as a percentage of net revenues, decreased to 29.3% and 29.8%, respectively. Excluding the impact of the discrete expense items in 1999, the decreases in selling, general and administrative expenses were primarily attributable to improvements in average revenue per requisition and bad debt expense, partially offset by an increase in employee compensation costs and investments related to our electronic commerce strategy. As discussed above, for the three and six months ended June 30, 1999, bad debt expense included discrete expense items of $17.4 million and $16.7 million, respectively, which represented bad debt charges, reflecting the reduced recoverability of SBCL receivables, as a result of the special review of the SBCL financial statements. Excluding the impact of the discrete expense items for the three and six months ended June 30, 1999, bad debt expense was 7.5% and 7.6%, respectively, of net revenues. For the three and six months ended June 30, 2000, bad debt expense improved to 7.1% and 7.4%, respectively, of net revenues. This progress was primarily due to process improvements in the SBCL billing functions, with particular focus in the areas of obtaining missing information and reducing billing backlogs.

         INTEREST EXPENSE, NET

         Excluding $1.9 million of interest income associated with a favorable state tax settlement in the second quarter of 1999, net interest expense for the three and six months ended June 30, 2000 decreased by $1.6 million and $3.7 million, respectively, compared to the prior year periods. These reductions were primarily due to the repayment of long term debt under the Credit Agreement between the closing of the SBCL acquisition and the end of the second quarter of 2000, partially offset by an increase in variable interest rates.

         PROVISION FOR SPECIAL CHARGES

         During the second quarter of 2000, the Company recorded a net special charge of $2.1 million. Of the special charge, $13.4 million represented the costs to cancel certain contracts that management believed were not economically viable as a result of the SBCL acquisition. These costs were principally associated with the cancellation of a co-marketing agreement for clinical trials testing services. Management believes that the cancellation of this agreement will not have an adverse effect on net revenues. These charges were in large part offset by a reduction in reserves attributable to a favorable resolution of outstanding claims for reimbursements associated with billings of certain tests. The special charge in the second quarter of 1999 of $15.8 million was primarily to record a provision in the results of SBCL to reflect a customer contract as a loss contract as of June 30, 1999.

         MINORITY SHARE OF INCOME

         Minority share of income for the three and six months ended June 30, 2000 increased from the prior year period, primarily due to improved performance of the Company's joint ventures.
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         OTHER, NET

         Other, net for the six months ended June 30, 2000 increased from the prior year period, primarily due to a $9.7 million gain recognized by SBCL on the sale of its physician office-based teleprinter assets and network in the first quarter of 1999.

         INCOME TAXES

         The Company's effective tax rate was significantly impacted by goodwill amortization, the majority of which is not deductible for tax purposes, and had the effect of increasing the overall tax rate.

         CASH EARNINGS PER SHARE AND ADJUSTED EBITDA

         Pro forma cash earnings per common share is calculated as pro forma cash earnings less preferred dividends, divided by pro forma diluted weighted average common shares outstanding. Cash earnings represents income (loss) before special items and amortization of all intangible assets, net of applicable taxes, presented on a pro forma basis. For the three and six months ended June 30, 2000 and 1999, special items represented the provision for special charges reflected on the face of the pro forma combined statement of operations. In addition, special items for the six months ended June 30, 1999 included a $9.7 million gain recognized by SBCL on the sale of its physician office-based teleprinter assets and network during the first quarter of 1999 which was recorded in other, net. Cash earnings per common share is presented and discussed because it highlights the impact on earnings of the non-cash charges associated with the amortization of intangible assets from various acquisitions, which is significant for the Company. Cash earnings per common share is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to (i) net income (or any other measure of performance under accounting principles generally accepted in the United States) as a measure of performance or (ii) cash flows from operating activities as an indicator of cash flows or as a measure of liquidity.

         Cash earnings per common share was $0.90 and $1.53 for the three and six months ended June 30, 2000, respectively, compared to pro forma cash earnings per common share of $0.02 and $0.44 for the prior year periods, respectively. These increases were primarily related to improvements in our operating performance and to a lesser extent, the impact of the discrete expense items in 1999, as discussed above. Excluding the discrete expense items, pro forma cash earnings per common share was $0.50 and $0.94 for the three and six months ended June 30, 1999, respectively.

          Adjusted EBITDA represents income (loss) before income taxes, net interest expense, depreciation and amortization and special items. For the three and six months ended June 30, 2000, special items included the special charges reflected on the face of the pro forma combined statement of operations and $3.1 million and $4.5 million, respectively, of costs related to the integration of SBCL which were included in operating expenses and expensed as incurred. For the three and six months ended June 30, 1999 special items included the special charges reflected on the face of the pro forma combined statement of operations, a $9.7 million gain recognized by SBCL on the sale of its physician office-based teleprinter assets and network during the first quarter of 1999 which was recorded in other, net, and discrete expense items of $35.7 million and $36.2 million, respectively, which are discussed above. Adjusted EBITDA is presented and discussed because management believes that Adjusted EBITDA is a useful adjunct to net income and other measurements under accounting principles generally accepted in the United States since it is a meaningful measure of a leveraged company's performance and ability to meet its future debt service requirements, fund capital expenditures and meet working capital requirements. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to (i) net income (or any other measure of performance under accounting principles generally accepted in the United States) as a measure of performance or (ii) cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity.

         Excluding the revenue impacts of the testing performed by third parties under the Company's laboratory network management arrangements and the loss contract, Adjusted EBITDA for the three months ended June 30, 2000 improved to $127.8 million, or 14.8% of net revenues, compared to pro forma Adjusted EBITDA of $85.0 million, or 10.9% of net revenues, in the prior year period. Adjusted EBITDA for the six months ended June 30, 2000 improved to $227.4 million, or 13.5% of net revenues, compared to pro forma Adjusted EBITDA of $165.7 million, or 10.8% of net revenues, in the prior year period. These increases in Adjusted EBITDA were primarily related to improvements in the operating performance of the Company.